SENIOR MANAGING DIRECTOR AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between Invesco Group Services, Inc. (the “Company”) and Andrew T.S. Lo (the “Executive”), effective as of January 1, 2010.

WHEREAS, the Executive is required to travel to the U.S. approximately six times each year to attend meetings that are related exclusively to the Executive’s responsibilities as a Senior Managing Director (“SMD”) of Invesco for the efficient coordination and execution of global initiatives, and that each such meeting lasts for approximately one to three days; and

WHEREAS, the Company and the Executive wish to document that the services performed by the Executive in the U.S. are related solely to his responsibilities as an SMD and that the Executive performs no services in the U.S. related to his responsibilities as Head of Asia Pacific for Invesco;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.     U.S. SERVICES. When the Executive attends meetings in the U.S. related to his services as an SMD, the Executive will devote all of his working time in the U.S. solely to matters related to his responsibilities as an SMD (“U.S. Service”), and the Executive will perform no services related to his responsibilities as Head of Asia Pacific.

2.    COMPENSATION FOR U.S. SERVICES. For each day, or portion thereof, that the Executive performs U.S. Services, the Company will be responsible for paying to the Executive that portion of his salary that is allocable to the SMD services performed on that day. It is currently expected that the Company will pay the Executive approximately US$35,000 per year for the SMD services that he performs in the U.S. given expected travel schedules, although the Company reserves the right to increase or decrease that amount based on the actual number of days spent in the United States. Payments will be quarterly, with an annual true up payment in December, if necessary.

3.    NO CONTRACT OF EMPLOYMENT. This Agreement is not intended to create any contract of employment between the Company and the Executive and shall not be construed to give the Employee the right to employment by the Company for any period of time or the right to any payments from the Company upon or after termination of employment.

4.    GOVERNING LAW. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

5.     AMENDMENT AND MODIFICATION. This Agreement may be amended or modified only by a writing signed by the Company and the Executive, which makes specific reference to this Agreement.

6.    WITHHOLDING AND TAXES. The Company may withhold from any amounts or payments due under this Agreement such federal, state, local or foreign taxes that the Company is required to withhold pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the date first above written.

INVESCO GROUP SERVICES INC.

By:
Name:
Title:

EXECUTIVE:

Andrew T.S. Lo